THIRD AMENDMENT TO LEASE

(Redmond East)

THIS THIRD AMENDMENT TO LEASE ("Third Amendment") is made and entered into as of the _____ day of April, 2015, by and between ARDEN REALTY LIMITED PARTNERSHIP, a Maryland limited partnership ("Landlord") and DATA I/O CORPORATION, a Washington corporation ("Tenant").

r e c i t a l s:

A.        Carr Redmond, LLC, a Delaware limited liability company ("Original Landlord") and Tenant entered into that certain Lease dated as of February 28, 2006 (the "Original Lease") as amended by that certain First Amendment to Lease dated as of August 24, 2006 by and between Original Landlord and Tenant ("First Amendment") and by that certain Second Amendment to Lease dated as of January 31, 2011 by and between Landlord and Tenant ("Second Amendment"), whereby Landlord leases to Tenant and Tenant leases from Landlord certain office space located in that certain building located and addressed at 6464 185th Avenue NE, Redmond, Washington (the "Existing Building").  The Original Lease, as amended by the First Amendment and the Second Amendment, may be referred to herein as the "Lease."  Landlord is the successor-in-interest to Original Landlord.

B.        By this Third Amendment, Landlord and Tenant desire to relocate the Existing Premises, and to otherwise modify the Lease as provided herein.

C.        Unless otherwise defined herein, capitalized terms as used herein shall have the same meanings as given thereto in the Original Lease.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

A G R E E M E N T:

1.                  Existing Premises.  Landlord and Tenant hereby agree that pursuant to the Lease, Landlord currently leases to Tenant and Tenant currently leases from Landlord that certain office space in the Existing Building containing 33,676 rentable square feet located on the first (1st) and second (2nd) floors of the Existing Building as described in Section 1 of the Second Amendment (the "Existing Premises").

2.                  Relocation of Premises.  Effective as of the date of Substantial Completion of the Improvements (as those terms are defined in Exhibit "C" attached hereto) therein ("Effective Date"), the Existing Premises shall be relocated to that certain space containing approximately 20,460 rentable square feet located on the first (1st) and second (2nd) floors of the building located at 6645 185th Avenue NE, Redmond, Washington (the "New Building"), as outlined on the floor plans attached to this Third Amendment as Exhibit "A" and incorporated herein by this reference (the "New Premises").  The Effective Date is anticipated, but not guaranteed, to occur on or about July 8, 2015 and Landlord shall use commercially reasonable efforts to achieve Substantial Completion of the Improvements on or before such date.  The New Building is located upon the real property described in Exhibit "B" attached hereto.

3.                  Surrender of Existing Premises.  Tenant hereby agrees to vacate the Existing Premises and surrender and deliver exclusive possession of the Existing Premises to Landlord on or before the Effective Date in accordance with the provisions of Section 14 of the Original Lease.  If Tenant fails to so vacate and surrender and deliver exclusive possession of the Existing Premises to Landlord on or before the Effective Date, then the holdover provisions of Section 15 of the Original Lease shall apply.  Tenant represents and warrants to Landlord that: (i) Tenant has not heretofore assigned or sublet all or any portion of its interest in the Lease or the Existing Premises; (ii) no other person, firm or entity has any right, title or interest in the Lease; (iii) Tenant has the full right, legal power and actual authority to enter into this Third Amendment without the consent of any person, firm or entity; and (iv) Tenant has the full right, legal power and actual authority to bind Tenant to the terms and conditions hereof.  Tenant further represents and warrants to Landlord that as of the date hereof there are no, and as of the Effective Date there shall not be any, mechanics' liens or other liens encumbering all or any portion of the Existing Premises by virtue of any act or omission on the part of Tenant, its predecessors, contractors, agents, employees, successors or assigns.

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4.                  Extended Term.  The Lease Termination Date is hereby extended to April 30, 2021.  The period from the Effective Date through April 30, 2021, shall be referred to herein as the "Extended Term."  Notwithstanding anything to the contrary contained in the Lease, Tenant shall not have any right to extend the Lease beyond the Extended Term.

5.                  Base Rent.  Notwithstanding anything to the contrary in the Lease, during the Extended Term, Tenant shall pay, in accordance with the provisions of this Section 5, Monthly Base Rent for the New Premises as follows:

Period	Monthly Base Rent	Annual Base Rent Per Rentable Square Foot
Months 1 - 12*	$26,427.50	$15.50
Months 13 - 24	$27,220.33	$15.97
Months 25 - 36	$28,036.93	$16.44
Months 37 - 48	$28,878.04	$16.94
Months 49 - 60	$29,744.38	$17.45
Months 61 - 4/30/2021	$30,636.72	$17.97
*Subject to abatement as described below and including any partial calendar month at the beginning of the Extended Term.

Notwithstanding anything to the contrary contained herein and provided that Tenant faithfully performs all of the terms and conditions of the Lease, as amended by this Third Amendment, Landlord hereby agrees to abate Tenant's obligation to pay monthly Base Rent for the first ten (10) full calendar months of the Extended Term.  During such abatement periods, Tenant shall still be responsible for the payment of all of its other monetary obligations under the Lease, as amended.  In the event of a default by Tenant under the terms of the Lease, as amended, that results in early termination pursuant to the provisions of Section 13.A of the Original Lease, then as a part of the recovery set forth in Section 13.B of the Original Lease, Landlord shall be entitled to the recovery of the monthly Base Rent that was abated under the provisions of this Section 5.  The amount of Base Rent to be abated pursuant to this Section 5 above may be referred herein as the "Abated Rent Amount."  Notwithstanding the foregoing or anything to contrary contained herein, upon written notice to Tenant, Landlord shall have the option to purchase all or any portion of Tenant's Abated Rent Amount by paying such amount to Tenant, in which case the amount so paid to Tenant shall nullify an equivalent amount of abatement of Tenant's Base Rent as to the period so designated by Landlord in Landlord's written notice to Tenant.

6.                  Tenant's Proportionate Share.  Commencing as of the Effective Date, (a) Tenant's Proportionate Share of Taxes and Operating Costs shall be 57.87% of the New Building and 5.18% of the Project.  The limitation on increases in Controllable Operating Costs specified in Section 6 of the Second Amendment shall continue to apply throughout the Extended Term.

7.                  Improvements to the Premises.  Promptly after full execution and delivery of this Third Amendment, Landlord shall construct leasehold improvements within the New Premises in accordance with the Tenant Work Letter attached hereto as Exhibit "C" and made a part hereof.  Landlord shall cause all systems of the New Building serving the New Premises to be in good state of repair and proper working condition as of the Effective Date.  Except as specifically set forth in the Tenant Work Letter and this Section 7, Tenant hereby agrees to accept the New Premises in its "as-is" condition and Tenant hereby acknowledges that Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the New Premises.  Tenant also acknowledges that except as provided above, Landlord has made no representation or warranty regarding the condition of the New Premises.

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8.                  Contraction Option.  Provided Tenant fully and completely satisfies each of the conditions set forth in this Section 8, Tenant shall have the one time option ("Contraction Option") to terminate the Lease (as amended) as to a portion of the Suite 100 (generally in the northwest corner of Suite 100) consisting of between 1,000 and 3,000 rentable square feet as designated by Tenant and reasonably approved by Landlord (the "Contraction Space").  In order to exercise the Contraction Option, Tenant must fully and completely satisfy each and every one of the following conditions:  (a) Tenant must give Landlord written notice ("Contraction Notice") of its exercise of the Contraction Option, which Contraction Notice must (i) state the effective date of such termination ("Contraction Date"), which date must be after the last day of the thirtieth (30th) full calendar month of the Extended Term, (ii) be delivered to Landlord at least one hundred twenty (120) days prior to the Contraction Date, and (iii) designate the Contraction Space (which designation shall be subject to the parameters described in this Section 8 above and shall be subject to Landlord's reasonable approval); and (b) at the time of the delivery of the Contraction Notice to Landlord, Tenant shall not be in default under the Lease, as amended, after expiration of applicable notice and cure periods.  If Tenant properly exercises its Contraction Option, (A) upon the Contraction Date, the Contraction Space shall no longer be a part of the New Premises and Tenant shall have surrendered and delivered exclusive possession of the Contraction Space to Landlord and, thereupon, Tenant's Proportionate Share and Tenant's parking allocation shall be reduced on a pro rata basis, (B) notwithstanding Section 8(A) above, from and after the Contraction Date, Tenant shall still be required to pay Base Rent for the Contraction Space throughout the remainder of the Extended Term, but the rate of Base Rent payable for such space shall be reduced from the rate specified in Section 5 of this Third Amendment above by $12.50 per rentable square foot of the Contraction Space per year, and (C) Landlord and Tenant shall execute a new amendment to the Lease documenting such modification to the New Premises upon the terms specified in this Section 8.  If Tenant fails to timely surrender exclusive possession of the Contraction Space to Landlord, then the holdover provisions of Section 15 of the Original Lease shall apply with respect to such Contraction Space.  Following the surrender of the Contraction Space to Landlord, and when Landlord secures a new tenant for the Contraction Space, Landlord shall perform the following work (collectively, the "Demising Work"):  (1) install a full-height demising wall(s) to separate the Contraction Space from Tenant’s remaining space in the New Premises; and (2) separate the systems serving the Contraction Space from Tenant’s remaining space in the New Premises.  Tenant shall reimburse Landlord for the costs incurred by Landlord for such demising wall(s) within ten (10) business days after delivery of an invoice therefor; however, the cost of systems separation and all other costs of such separation shall be borne solely by Landlord.  If Tenant properly exercises its Contraction Option, Tenant hereby acknowledges that Landlord will be performing such demising work during the Extended Term, and Landlord's performance of such work shall not be deemed a constructive eviction of Tenant, nor shall Tenant be entitled to any abatement of rent in connection therewith.  However, Landlord shall use commercially reasonable efforts to conduct those portions of the Demising Work which are most likely to be disruptive to Tenant's business (specifically including, but not limited to, demolition work) either (i) during non-business hours, or (ii) on weekends, and to the extent that any disruptive work needs to be done during normal business hours, Landlord shall endeavor to complete such portion of the work in as minimally disruptive a manner as practicable.  Once commenced, Landlord shall diligently pursue the completion of the Demising Work.

9.                  Parking.  In lieu of the parking to which Tenant is entitled under the Lease, effective as of the Effective Date and continuing throughout the Extended Term, Tenant shall be entitled to a parking allowance of two point five (2.5) parking spaces in the New Building's parking facility per 1,000 rentable square feet of the New Premises (i.e., fifty-one (51)) spaces as of the Effective Date).  Forty-six (46) of such spaces shall be for unreserved parking and five (5) of such parking spaces shall be located at the front entry of the parking facility and reserved for Tenant's exclusive use and Landlord shall label such spaces with Tenant's company name.  Except as set forth in this Section 9, all other terms and conditions of Section 26(z) of the Lease shall apply to Tenant's lease of such unreserved parking spaces.

10.              Security Deposit.  Landlord and Tenant acknowledge that Landlord currently holds a Security Deposit in the amount of $44,888.64.  Throughout the Extended Term, Landlord shall continue to hold the Security Deposit in accordance with and subject to, the terms and conditions of Section 20 of the Original Lease.

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11.              Signage.  Subject to this Section 11, Tenant shall be entitled to install, at Tenant's sole cost and expense, one (1) sign on the exterior of the New Building ("Signage").  The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the "Signage Specifications") shall be subject to the prior written approval of Landlord, which approval shall not be unreasonably withheld.  In addition, the Signage and all Signage Specifications therefore shall be subject to Tenant's receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all covenants, conditions and restrictions affecting the New Building.  Tenant hereby acknowledges that, notwithstanding Landlord's approval of the Signage and/or the Signage Specifications therefor, Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits.  In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant's and Landlord's rights and obligations under the remaining provisions of the Lease (as amended) shall not be affected.  The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant.  The rights to the Signage shall be personal to the originally named Tenant and may not be transferred.  Should the Signage require maintenance or repairs as determined in Landlord's reasonable judgment, Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant's sole cost and expense.  Should Tenant fail to perform such maintenance and repairs within the period described in the immediately preceding sentence, Landlord shall have the right to cause such work to be performed and to charge Tenant, as Additional Rent, for the cost of such work.  Upon the expiration or earlier termination of the Lease (as amended), Tenant shall, at Tenant's sole cost and expense, cause the Signage to be removed from the exterior of the New Building and shall cause the exterior of the New Building to be restored to the condition existing prior to the placement of such Signage.  If Tenant fails to remove such Signage and to restore the exterior of the New Building as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of the Lease (as amended), then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant's receipt of invoice therefor.  The immediately preceding sentence shall survive the expiration or earlier termination of the Lease (as amended).

12.              Payments to Landlord.  Notwithstanding anything to the contrary contained in the Lease, any and all amounts due and payable by Tenant to Landlord shall be in the form of (i) business checks, (ii) wire transfers, (iii) electronic funds transfers, and (iv) automated clearing house payments.  Any other forms of payment are not acceptable to Landlord including, without limitation (1) cash or currency, (2) cashier's checks and money orders, (3) traveler's checks, (4) payments from credit unions or other non-bank financial institutions, (5) multiple payments for one (1) scheduled payment, and (6) third party checks.

13.              Brokers.  Each party represents and warrants to the other that no broker, agent or finder negotiated or was instrumental in negotiating or consummating this Third Amendment other than the Broderick Group, Inc. (representing Landlord) and Jones Lang LaSalle (representing Tenant), each of whom shall be compensated by Landlord pursuant to a separate agreement.  Each party further agrees to defend, indemnify and hold harmless the other party from and against any claim for commission or finder's fee by any other person or entity who claims or alleges that they were retained or engaged by the first party or at the request of such party in connection with this Third Amendment.

14.              Defaults.  Tenant hereby represents and warrants to Landlord that, as of the date of this Third Amendment, Tenant is in full compliance with all terms, covenants and conditions of the Lease and that there are no breaches or defaults under the Lease by Landlord or Tenant, and that Tenant knows of no events or circumstances which, given the passage of time, would constitute a default under the Lease by either Landlord or Tenant.

15.              No Further Modification.  Except as set forth in this Third Amendment, all of the terms and provisions of the Lease shall apply during the Extended Term and shall remain unmodified and in full force and effect.  Effective as of the date hereof, all references to the "Lease" shall refer to the Lease as amended by this Third Amendment.

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IN WITNESS WHEREOF, this Third Amendment has been executed as of the day and year first above written.

"LANDLORD"                                              ARDEN REALTY LIMITED PARTNERSHIP,
a Maryland limited partnership

By:     ARDEN REALTY, INC.,
a Maryland corporation
Its:  Sole General Partner

By://S//Scott El Lyle

Its: Scott E. Lyle

"TENANT"                                                     DATA I/O CORPORATION,
a Washington corporation

By://S//Anthony Ambrose

Print Name: Anthony Ambrose

Title: President and CEO

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STATE OF WASHINGTON )

)

COUNTY OF King     )

I certify that I know or have satisfactory evidence that Anthony Ambrose is the person who appeared before me, and said person acknowledged that he/she signed this instrument, on oath stated that he/she was authorized to execute the instrument and acknowledged it as the tenant of Arden Realty Inc. to be the free and voluntary act of such party for the uses and purposes mentioned in the instrument.

Dated: 4/10/15

//S//Nita Ki-Hee Ku
(Signature)
Nita Ki-Hee Ku

(Seal or stamp)                                                                        (Name legibly printed or stamped)

Notary Public in and for the State of Washington

residing at Redmond

My appointment expires 1/21/2018

A notary public or other officer completing this certificate verifies only the identity of the individual who signed the document to which this certificate is attached, and not the truthfulness, accuracy, or validity of that document.

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State of California)

County of Los Angeles)

On 6/1/15 before me, Sherry M. Hunter-Fine,

                                                                                                                                 (here insert name and title of the officer)

personally appeared Scott Lyle, who proved to me on the basis of satisfactory evidence to be the person(s) whose name(s) is/are subscribed to the within instrument and acknowledged to me that he/she/they executed the same in his/her/their authorized capacity(ies), and that by his/her/their signature(s) on the instrument the person(s), or the entity upon behalf of which the person(s) acted, executed the instrument.

I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.

WITNESS my hand and official seal.

Signature //S//Sherry M. Hunter-Fine  (Seal)

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EXHIBIT "A"

FLOOR PLAN OF NEW PREMISES

First floor layout

Second floor layout

This Exhibit "A" is provided for informational purposes only and is intended to be only an approximation of the layout of the New Premises and shall not be deemed to constitute any representation by Landlord as to the exact layout or configuration of the New Premises.

bclFooter
EXHIBIT "A" -1-

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EXHIBIT "A" -2-

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EXHIBIT "B"

LEGAL DESCRIPTION FOR NEW BUILDING

THAT PORTION OF LOTS 13 AND 14 OF REDMOND EAST BUSINESS CAMPUS RECORDED IN VOLUME 135 OF PLATS AT PAGES 16 & 17, RECORDS OF KING COUNTY, WASHINGTON MORE PARTICULARLY DESCRIBED AS FOLLOWS: BEGINNING AT THE NE CORN[R OF SAID LOT 14; THENCE ALONG THE EAST LINE OF SAID LOTS 14 & 13 SOUTH 00 34'06" WEST 259'.00 FEET TO A LINE PARALLEL WITH AND 59.00 FEET SOUTH OF THE NORTH LINE OF SAID LOT 13; THENCE ALONG SAID PARALLEL LINE NORTH 89 25'54" WEST 309.78 FEET TO THE WEST LINE OF SAID LOT 13; THENCE ALONG THE WEST LINE OF SAID LOTS 13 & 14 NORTH 00 34'06" EAST 259.00 FEET TO THE NORTHWEST CORNER OF SAID LOT 14; THENCE ALONG THE NORTH LINE THEREOF SOUTH 89 25'54" EAST 309.78 FEET TO THE POINT OF BEGINNING. SUBJECT TO AND TOGETHER WITH EASEMENTS OF RECORD.

EXHIBIT "B" -1-

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EXHIBIT "C"

TENANT WORK LETTER

[DATA I/O CORPORATION]

This Tenant Work Letter shall set forth the terms and conditions relating to the renovation of the tenant improvements in the New Premises.  This Tenant Work Letter is essentially organized chronologically and addresses the issues of the construction of the New Premises, in sequence, as such issues will arise.

SECTION 1

CONSTRUCTION DRAWINGS FOR THE PREMISES

Landlord shall construct the improvements in the New Premises and the New Building (the "Improvements") pursuant to that certain [DESCRIPTION OF AGREED UPON PLANS AND THEIR DATE TO BE INSERTED] (collectively, the "Plans").  Also included in the Improvements, Landlord shall perform HVAC control upgrades, which upgrades shall consist of removing the existing Carrier VVT control system and replacing with Alerton Energy Management controls platform.  All HVAC components shall be evaluated and replaced as reasonably determined by Landlord to be appropriate to operate in a manner consistent with a suburban tech/office building.  Unless specifically noted to the contrary on the Plans, the Improvements shall be constructed using quantities, specifications and materials that are standard for the New Building as determined by Landlord.  If determined by Landlord to be necessary, based upon the Plans, Landlord shall cause the Architect to prepare detailed plans and specifications for the Improvements ("Working Drawings").  Landlord shall then forward the Working Drawings to Tenant for Tenant's approval.  Tenant shall approve or reasonably disapprove any draft of the Working Drawings within three (3) business days after Tenant's receipt thereof; provided, however, that (i) Tenant shall not be entitled to disapprove any portion, component or aspect of the Working Drawings which are consistent with the Plans unless Tenant agrees to pay for the additional cost resulting from such change in the Plans as part of the Over-Allowance Amount pursuant to Section 2 below, and (ii) any disapproval of the Working Drawings by Tenant shall be accompanied by a detailed written explanation of the reasons for Tenant's disapproval.  Failure of Tenant to reasonably disapprove any draft of the Working Drawings within said three (3) business day period shall be deemed to constitute Tenant's approval thereof.  The Working Drawings, as approved by Landlord and Tenant, may be referred to herein as the "Approved Working Drawings."  Tenant shall make no changes or modifications to the Plans or the Approved Working Drawings without the prior written consent of Landlord.

SECTION 2

OVER-ALLOWANCE AMOUNT

In the event any revisions, changes, or substitutions are made with Tenant's consent to the Plans or the Approved Working Drawings or the Improvements, any additional costs which arise in connection with such revisions, changes or substitutions shall be considered to be an "Over-Allowance Amount."  The Over-Allowance Amount shall be paid by Tenant to Landlord, as Additional Rent, within ten (10) days after Tenant's receipt of invoice therefor.  The Over-Allowance Amount shall be disbursed by Landlord prior to the disbursement of any portion of Landlord's contribution to the construction of the Improvements.

SECTION 3

RETENTION OF CONTRACTOR;
WARRANTIES AND GUARANTIES

Landlord hereby assigns to Tenant all warranties and guaranties by the contractor who constructs the Improvements (the "Contractor") relating to the Improvements, and Tenant hereby waives all claims against Landlord relating to, or arising out of the construction of, the Improvements.  The Contractor shall be designated and retained by Landlord to construct the Improvements.

EXHIBIT "C" -1-

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SECTION 4

TENANT'S COVENANTS

Tenant shall, at no cost to Tenant, cooperate with Landlord and the space planner or architect retained by Landlord ("Architect") to cause a Notice of Completion (or its equivalent) to be recorded in the office of the Recorder of the County in which the New Building is located in accordance with applicable statutes upon completion of construction of the Improvements.

SECTION 5

COMPLETION OF THE IMPROVEMENTS

5.1       Substantial Completion.  For purposes of this Third Amendment, "Substantial Completion" of the Improvements in the New Premises shall occur upon the completion of construction of the Improvements in the New Premises pursuant to the Approved Working Drawings, with the exception of any punch list items and any tenant fixtures, work-stations, built-in furniture, or equipment to be installed by Tenant.

5.2       Delay of the Substantial Completion of the New Premises.  Except as provided in this Section 5.2, the Effective Date shall occur as set forth in the Third Amendment.  If there shall be a delay or there are delays in the Substantial Completion of the Improvements in the New Premises as a result of the following (collectively, "Tenant Delays"):

5.2.1    Tenant's failure to timely approve any matter requiring Tenant's approval;

5.2.2    A breach by Tenant of the terms of this Tenant Work Letter or the Lease;

5.2.3    Tenant's request for changes in the Plans, Working Drawings or Approved Working Drawings;

5.2.4    Changes in any of the Plans, Working Drawings or Approved Working Drawings because the same do not comply with applicable laws;

5.2.5    Tenant's requirement for materials, components, finishes or improvements which are not available in a commercially reasonable time given the anticipated date of Substantial Completion of the Improvements in the New Premises, or which are different from, or not included in, Landlord's standard improvement package items for the New Building; or

5.2.6    Any other acts or omissions of Tenant, or its agents, or employees;

then, notwithstanding anything to the contrary set forth in the Lease or this Tenant Work Letter and regardless of the actual date of the Substantial Completion of the Improvements in the New Premises, the date of Substantial Completion thereof shall be deemed to be the date that Substantial Completion would have occurred if no Tenant Delay or Delays, as set forth above, had occurred.

SECTION 6

MISCELLANEOUS

6.1       Tenant's Representative.  Prior to commencement of construction of the Improvements, Tenant shall, by written notice to Landlord, designate an individual to act as Tenant's sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Landlord, shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

6.2       Landlord's Representative.  Prior to commencement of construction of the Improvements, Landlord shall designate a representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

EXHIBIT "C" -2-

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6.3       Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days.  Time is of the essence with respect to Tenant's and Landlord's obligations under this Tenant Work Letter.

6.4       Early Entry.  Provided that Tenant and its agents do not unreasonably interfere with Landlord's work in the Premises, Landlord shall allow Tenant access to the Premises beginning on the date estimated to be two (2) weeks prior to Substantial Completion of the Improvements for the purpose of Tenant installing furniture and equipment in the New Premises.  Prior to Tenant's entry into the New Premises as permitted by the terms of this Section 6.4, Tenant shall submit certificates of insurance reasonably acceptable to Landlord and shall submit a schedule to Landlord (and Landlord's contractor, if so requested by Landlord), for their approval, which schedule shall detail the timing and purpose of Tenant's entry.  Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the New Building or New Premises and against injury to any persons caused by Tenant's actions pursuant to this Section 6.4.

EXHIBIT "C" -3-

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SCHEDULE 1 TO EXHIBIT “C”

THE PLANS

Detailed permit version of plans

EXHIBIT "C" -4-

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